NEWS RELEASE
TSX: SCY
April 22, 2019
NR 19-08
www.scandiummining.com

NYNGAN PROJECT – MINE LEASE STATUS UPDATE

Reno, Nevada – April 22, 2019 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) issued a news release on Thursday, April 18th, 2019 stating it had received notice from the New South Wales Department of Planning and Environment (the ‘Department’) that the Company’s Mine Lease Grant (‘ML 1763’), relating to the Nyngan Scandium Project, is now considered invalid. The Company is actively engaged in various continuing actions to resolve the current impasse with the landowner and Department and wishes to further advise shareholders regarding ongoing Nyngan development strategies.

HIGHLIGHTS:

  The Company believes it can permit and construct a scandium mine, of similar design and scale to our current plans, without the requirement by Scandium International’s Australian subsidiary to own or control surface rights that are the subject of this current landholder objection,
  Recent actions by NSW government reflect real progress in resolving this ongoing dispute,
  Several resolution pathways are now clearly identified, and the parties are engaged in actions that could make meaningful advancements, or fully resolve the impasse, and
  The Company fully intends to proceed with development of the Nyngan Scandium Project, regardless of the outcome of the pending landowner objection to development covering a portion of the project resource.

DISCUSSION:
The root cause of this problem stems from the multi-year absence of a proper governmental determination as to the validity of an ‘Agricultural Land’ objection lodged in the past by a local landowner. The appropriate governmental agency charged and empowered to render this determination is the Department of Planning and Environment. Any objection, properly lodged, must be ruled upon, only after proper consideration and investigation by the Department, before a valid Mine Lease (“ML”) can be considered granted and in good standing.

The affected landowner is completely within rights to have raised this objection in this form, but the multi-year timeframe over which this matter developed appears to be an unusual combination of clerical ‘mishaps’ and procedural ‘missteps’ within the Department. The timing and causes for this series of events make for interesting debate, but their further study only diverts attention from finding a path to resolution.

This objection is now being given proper consideration and investigation, and the Department will make a decision on its validity, as it is charged to do. As a start to that process, the existing ML 1763, granted in 2017, will be reclassified to recognize that additional, prior, unresolved considerations have been identified, and remain pending. The Company is not at liberty to choose a characterization on ML 1763 other than ‘Invalid Status,’ as that is the Department’s classification term in their official record (TAS), which has yet to be updated.

As reported in the Company’s January 2, 2019 News Release, the landowner’s objection relates only to his land, as included in ML 1763. The Company currently owns the majority (75%) of the operational surface rights on the project (180 hectares), including the planned industrial area and the area related to the west pit. The objecting landowner owns surface rights over the planned east pit (60 hectares), which is not scheduled for mining until year seven.

The critical observation for both shareholders and future customers is that the Company believes it can permit and construct a scandium mine, of similar design and scale to our current plans, without the requirement by Scandium International’s Australian subsidiary to own or control the objecting landowner’s portion of land, as included in the current ML.

There are three courses of action underway, concurrently, that each represent a means to a resolution of this mine lease matter, and all three permit SCY to move forward to develop a scandium mine at Nyngan, NSW.

1.	The Department can make a determination on the landowner’s objection, this time subject to proper consideration and investigation, and they can do this at any time.
If the Department decision upholds the landowner’s objection, the Company will revise its mine lease application (valid and on file), and proceed on the reduced footprint.
If the Department rejects the landowner’s objection claim, ML 1763 is essentially reaffirmed, subject to proper legal mechanics.

2.

The Company and the landowner can reach an agreement as to sale/purchase on the land in question. Discussions on this possibility with the landowner’s representatives continue. If agreement on this path is reached, this ends the objection and we proceed to repair the ML, if and as necessary.

3.

The Company remains free to make changes to documents lodged with the Department in support of ML 1763, at any time, that potentially generate an ML on Company land only. SCY can proceed on that basis with its development plans, while continuing to advance both other initiatives~~.~~

The NI 43-101 Nyngan Project resource represents multiples of size relative to the 20 year initial development program put forward in the Company’s feasibility study. The Company owns land over a significant portion of that resource and has established rights and permissions to develop. With a ML re-established over EMC Metals Australia Pty Ltd freehold land, or re-established over additional land currently owned by a neighboring landowner, the Company intends to pursue plans to construct and operate the world’s first primary scandium mine.

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project owned by our 100% held Australian subsidiary, EMC Metals Australia Pty Ltd.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company, and risks associated with permitting. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.